Exhibit 21

JAKKS PACIFIC, INC. SUBSIDIARIES

Subsidiary	Jurisdiction

Disguise Limited	Hong Kong
Disguise, Inc.	Delaware
JAKKS France, S.A.S	France
JAKKS Pacific (Asia) Limited	Hong Kong
JAKKS Pacific (Canada), Inc.	Canada
JAKKS Pacific (HK) Limited	Hong Kong
JAKKS Pacific (Shenzhen) Limited	China
JAKKS Pacific (UK) Ltd.	United Kingdom
JAKKS Pacific Germany GmbH	Germany
JAKKS Pacific Italy S.r.l.	Italy
JAKKS Sales LLC	Delaware
JKP Mexico Holdings, S.A. de C.V.	Mexico
JAKKS Europe B.V.	Netherlands
Moose Mountain Marketing, Inc.	New Jersey
Moose Mountain Toymakers Limited	Hong Kong